EXHIBIT (11)


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                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by refernece in this Post-Effective Amendment No. 7 to Registration Statement ( File No. 33-52850) of The Cutler Trust on behalf of the Cutler Income Equity Fund and Cutler Approved List Equity Fund of our reports dated July 22, 1997, and to the references to us under the headings "Financial Highlights" in the Prospectus, and "Custodian and Auditor" in the Statements of Additional Information which are a part of such Registration Statement.



/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Boston, Massachusetts
September 12, 1997